Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS SECOND QUARTER RESULTS

Revenues Up 26% in Second Quarter

Littleton, CO – August 13, 2009 – ADA-ES, Inc. (NASDAQ:ADES) today announced financial results for the second quarter ended June 30, 2009.

For the second quarter, total revenues increased by 26% to $4.8 million from last year’s $3.8 million primarily due to a 34% increase in Activated Carbon Injection (“ACI”) system sales, which totaled $3.0 million. The Company looks forward to continued growth in the Mercury Emission Control (“MEC”) segment for the remainder of 2009 as coal-fired utilities are contracting for retrofit ACI systems in response to mercury emission control legislation enacted and enforced by the states. ACI system sales accounted for 69% of the $4.4 million in MEC revenues in the second quarter.

In the first half of 2009, ADA was awarded seven ACI system contracts. The uncompleted portion of all outstanding ACI system contracts as of June 30, 2009 totaled $7.5 million, of which the Company expects to recognize $6.4 million in the second half of 2009 and the remaining amount in 2010.

Department of Energy (“DOE”) and industry-supported contracts accounted for 20% of MEC revenues, or $874,000, a 15% decrease from the 2008 second quarter. As of June 30, 2009, there was $2.7 million in remaining unearned amounts of these contracts, of which $1.2 million is expected to be recognized in 2009 and the balance in 2010. Revenues from consulting services totaled $481,000 which are comparable to consulting revenues for the same period in the prior year.

Gross margins for the MEC segment increased to 42% compared to 38% in the prior year period. As was the case in the first quarter, the improvement is attributable to the new design of ADA’s ACI equipment that simplifies field installation and reduces system costs. ADA expects ACI system sales, government and industry-supported demonstration work and other consulting services to maintain MEC margins that are consistent with prior years.

The Company reported an operating loss of $2.0 million compared to an operating loss of $363,000 in the second quarter of 2008, and a net loss of $1.6 million, or $0.24 per diluted share, compared to a net loss of $138,000, or $0.02 per diluted share, in the 2008 second quarter. ADA’s net operating loss for the current second quarter included $287,000 related to the loss of the Clean Coal joint venture, which is pursuing sales of our refined coal product.

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As of June 30, 2009, ADA’s interest in its joint venture with Energy Capital Partners I, LP and its affiliated funds (“ECP”), ADA Carbon Solutions, LLC (“Carbon Solutions”), was diluted from 50% to 49% due to ECP’s conversion of a portion of its preferred equity contributions to ordinary capital contributions. As a result, ADA has deconsolidated Carbon Solutions in its consolidated financial statements and has accounted for its net $23.7 million investment in Carbon Solutions under the equity method of accounting. Accordingly, ADA no longer records as revenues activated carbon (AC) sales presently from the interim processing and storage facility in Natchitoches Parish, Louisiana. Please refer to ADA’s 10Q to be filed on August 14 for more information. ADA will continue to provide certain administrative and consulting services to Carbon Solutions.

Dr. Michael D. Durham, President and CEO of ADA-ES commented, “While we are excited about the increased revenues from recent ACI system sales, the highlight of the quarter comes from progress made on the three business areas that we expect to dominate future earnings for the Company: Carbon Solutions’ AC manufacturing activities, CyClean, and carbon capture technology.

“In the second quarter, construction was completed on the interim AC processing plant capable of processing up to 50 million pounds of AC per year. The plant has started up and is currently delivering product to existing contract customers and potential customers requesting truckloads to test. Construction on the new AC manufacturing plant in Red River Parish, LA continues to be on budget and on schedule to begin operation next spring. Carbon Solutions has already signed AC sales contracts for a third of the nameplate capacity of the plant for the first five years of production. There is an ongoing healthy market for AC for power plants and follow-up discussions are being conducted on a number of bids submitted this year that could result in supply contracts before the end of the year.”

He continued, “As a result of increased interest resulting from market conditions and a successful test of our refined coal product, CyClean, our Clean Coal joint venture is in negotiations with numerous parties and has made staged purchase commitments to build several facilities before the year-end deadline. If all the planned facilities are placed in service in time and the product qualifies for the tax credit, CyClean will have the potential of producing profits for Clean Coal in excess of $20 million per year for up to ten years. Successful qualification of a facility will also trigger additional payments to us that total $4 million from our partner NexGen in order for it to maintain its 50% interest.”

Moving on to greenhouse gas emissions, Dr. Durham noted, “We are beginning to see increased funding for clean coal technology through the American Recovery and Reinvestment Act, which allocated $3.4 billion to support development and demonstration of technology to capture and store CO2 from coal-fired plants. This resulted in recent solicitations from DOE for proposals for up to $2.8 billion in funding to scale up technology. We are developing a technology based upon solid sorbents. An initial contract of $3.2 million from DOE and elite power companies is funding the early stage development. Last week we submitted a proposal that could lead to $100 to $200 million in funding to scale up the technology. DOE is expected to announce awards in October.”

Dr. Durham concluded, “We are extremely pleased with ADA’s advancements year-to-date, and remain enthusiastic about the outlook for growth and success. We should receive feedback on a number of key issues for the Company before year end.”

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Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 10:00 AM ET on Thursday, August 13, 2009. Interested parties may participate in the call by dialing 706-679-3200. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADA call (conference ID # 20606096). The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, mercury measurement instrumentation, and related services. To meet the needs of the power industry for mercury control, the Company, in a joint venture with ECP, is developing state-of-the-art facilities to produce AC with the first plant projected to come on-line in 2010. Additionally, the Company is developing technologies for power plants to address issues related to the emissions of carbon dioxide.

This press release and the conference call referenced in this press release contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These statements are or will be based on current expectations, estimates, forecasts, projections, beliefs and assumptions of our management. Actual results may vary materially from such expectations. These statements are or will be prefaced by words or phrases such as “believe,” “will,” “hope,” “expect,” “anticipate,” “intend” and “plan,” the negative expressions of such words, or words of similar meaning, and these statements include, but will not necessarily be limited to, our expectations regarding amounts and timing of future revenues, costs, margins and other financial measures; anticipated bids, projects, project funding and new contracts; statements relating to coal; the likelihood, timing and impact of additional legislation, regulations and the economic stimulus plan on our target markets; capacity, timing and financing of the AC manufacturing plant; anticipated sizes of and growth in the Company’s target markets; availability of working capital; financing for our joint ventures; litigation; and impact of market conditions, as well as other similar items. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to: the government’s failure to enact legislation, promulgate regulations or appropriate funds that benefit our business; changes in laws and regulations, prices, economic conditions and market demand; impact of competition and litigation; decreases in the use of coal for electricity; operational difficulties; loss of key personnel; availability of skilled personnel; failure to satisfy performance guaranties; results of demonstrations of our refined coal technology; risk related to the joint venture, Carbon Solutions, including changes in the costs and timing of construction of the AC manufacturing plant; failure to raise additional equity financing or satisfy conditions in our existing equity financing agreements; inability of Carbon Solutions to sign or close acceptable debt financing, coal supply or off-take agreements with respect to the AC plant in a timely manner; and availability of raw materials and equipment; as well as other factors relating to our business, as discussed in our filings with the U.S. Securities and Exchange Commission, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements made in this release, and to consult filings we make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements contained in this press release are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so.

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Contacts:

ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com

See Accompanying Tables

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ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUE:
Mercury emission control	$4,365	$3,758	$8,765	$7,658
Flue gas conditioning and other	393	89	964	192

Total revenues	4,758	3,847	9,729	7,850

COST OF REVENUES:
Mercury emission control	2,541	2,311	5,039	4,906
Flue gas conditioning and other	412	82	728	171

Total cost of revenues	2,953	2,393	5,767	5,077

GROSS MARGIN	1,805	1,454	3,962	2,773

OTHER COSTS AND EXPENSES:
General and administrative	3,484	1,463	5,563	2,957
Research and development	184	229	390	463
Depreciation and amortization	139	125	277	237

Total expenses	3,807	1,817	6,230	3,657

OPERATING LOSS	(2,002)	(363)	(2,268)	(884)

OTHER INCOME (EXPENSE):
Interest and other income	10	122	20	291
Equity in loss of ADA Carbon Solutions, LLC	(665)	—	(1,279)	—

Total other income (expense)	(655)	122	(1,259)	291

LOSS BEFORE INCOME TAX PROVISION AND NONCONTROLLING INTEREST	(2,657)	(241)	(3,527)	(593)

INCOME TAX BENEFIT	963	88	1,278	255

NET LOSS BEFORE NONCONTROLLING INTEREST	(1,694)	(153)	(2,249)	(338)

Net loss attributable to noncontrolling interest	64	15	76	32

NET LOSS ATTRIBUTABLE TO ADA	(1,630)	(138)	(2,173)	(306)

UNREALIZED LOSSES ON CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, net of tax, attributable solely to ADA	—	(60)	—	(181)

COMPREHENSIVE LOSS	$(1,630)	$(198)	$(2,173)	$(487)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED ATTRIBUTABLE TO ADA	$(0.24)	$(0.02)	$(0.31)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	6,929	5,802	6,899	5,747

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	6,929	5,802	6,899	5,747

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-Q for the second quarter ended June 30, 2009.

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ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands, except share amounts)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,328	$28,201
Trade receivables, net of allowance for doubtful accounts	5,885	6,017
Certificate of deposit	400	—
Inventory	—	787
Prepaid expenses and other	2,146	1,164

Total current assets	9,759	36,169

PROPERTY AND EQUIPMENT, at cost	3,149	36,781
Less accumulated depreciation and amortization	(2,038)	(1,777)

Net property and equipment	1,111	35,004

GOODWILL, net of amortization	435	435
INTANGIBLE ASSETS, net of amortization	220	256
INVESTMENT IN ADA CARBON SOLUTIONS, LLC	23,725	—
DEVELOPMENT PROJECTS	—	1,878
OTHER ASSETS	2,755	1,400

TOTAL ASSETS	$38,005	$75,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,975	$14,639
Accrued payroll and related liabilities	574	985
Deferred revenue and accrued expenses	1,535	1,981

Total current liabilities	5,084	17,605

LONG-TERM LIABILITIES:
Accrued warranty and other	2,616	550

Total liabilities	7,700	18,155

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
ADA-ES, Inc. stockholders’ equity
Preferred stock: 50,000,000 shares authorized, none outstanding	—	—
Common stock: no par value, 50,000,000 shares authorized, 6,960,016 and 6,755,932 shares issued and outstanding	36,429	35,812
Accumulated deficit	(6,150)	(3,977)

Total ADA-ES, Inc. stockholders’ equity	30,279	31,835
Noncontrolling interest	26	25,152

TOTAL STOCKHOLDERS’ EQUITY	30,305	56,987

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,005	$75,142

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-Q for the second quarter ended June 30, 2009.